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Exhibit 11.  Statement re computation of per share earnings.


                             TORCHMARK CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

                                                 Three months ended March 31,
                                                     1998            1997
                                                  -----------     -----------
Net income                                         92,918,000      77,328,000
Preferred dividends                                         0               0
                                                  -----------     -----------

Net income available to common shareholders       $92,918,000     $77,328,000
                                                  ===========     ===========

Basic weighted average shares and
  common stock equivalents outstanding            140,204,774     139,611,722

Diluted weighted average shares and
  common stock equivalents outstanding            141,697,167     141,562,894


  Basic net income per share                            $0.66           $0.55
                                                  ===========     ===========

  Diluted net income per share                          $0.66           $0.55
                                                  ===========     ===========